Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces NDA Resubmission of Its

Epinephrine Pre-Filled Syringe Application to the FDA

SAN DIEGO, CA--(December 16, 2016)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Company” or “Adamis”) today announced the resubmission of the Company’s New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for its Epinephrine Pre-filled Syringe (“PFS”) product candidate for the emergency treatment of anaphylaxis. The resubmission is intended to address the issues raised by the FDA in the agency’s June 2016 Complete Response Letter (“CRL”).

Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “We are pleased to resubmit our Epinephrine Pre-filled Syringe NDA. With all of the recent news regarding products in the anaphylaxis market, we believe our product, now so, more than ever, can be a part of the potential solution for patients and payors as there is an obvious need for a low-cost therapeutic alternative like our PFS. I was encouraged by the results of the Human Factors study in that it showed our product to be intuitive in its use. In addition, based on what we have seen, we believe that many individuals would prefer our product over the EpiPen. The Human Factors study consisted of testing in trained and untrained adolescents (12 to 18 years of age), trained and untrained adults, and trained and untrained caretakers.”

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease and allergy.  The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms. The Company’s U.S. Compounding, Inc. subsidiary, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, ophthalmic preparations, topical compounds for pain and men’s and women’s health products.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations, including, but not limited to the following statements: the Company’s beliefs concerning the timing and outcome of the FDA’s review of the Company’s NDA relating to its Epinephrine PFS product candidate and the company’s ability to satisfactorily respond to the matters raised in the FDA’s Complete Response Letter relating to the Epinephrine PFS product; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; the results of any future clinical trials that the company may conduct relating to its product candidates; the ability to fund future product development; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates. Statements in this press release concerning future events depend on several factors beyond the company's control, including receipt of adequate funding to support these activities, the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances that the Company will successfully complete development of the PFS product candidate, that the FDA will approve the NDA following resubmission of the NDA by the Company, or that the product will be commercially successful if introduced. The Company will require additional funding to commercially launch the product. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis' filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact Adamis

Mark Flather
Senior Director, Investor Relations

& Corporate Communications
(858) 412-7951
mflather@adamispharma.com